Exhibit 12


                               GFSI HOLDINGS, INC.

          STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED
                                     CHARGES
                             (Dollars in thousands)


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

                                                                                                      FISCAL YEARS ENDED
                                                                                                  -------------------------
                                                     June 30,     June 30,         June 27,         July 3,       July 2,
                                                       1995         1996             1997            1998           1999
                                                     --------     --------         --------         -------       -------

Registrant's pretax income from continuing
operations                                          $  26,220     $ 30,226         $ 26,940       $  13,408      $  6,038
Interest                                                2,522        2,608            8,704          23,018        23,837
Amortization of debt expense and
    discount on premium                                     9            9              394           1,185         1,182
Total fixed charges                                     2,531        2,617            9,098          24,203        25,019
Total earnings and fixed charges                       28,751       32,843           36,038          37,611        31,057
Preferred stock dividends                                                             1,080           1,336           425
Total fixed charges and preferred
     stock dividends                                    2,531        2,617           10,178          25,539        25,444
Ratio                                                   11.4x        12.5x             3.5x            1.5x          1.2x

PRO FORMA
Pretax income from continuing
operations                                                                           11,106
Interest                                                                             25,015
Total earnings and fixed charges                                                     36,121

Preferred stock dividends                                                               228

Total fixed charges                                                                  25,243

Pro forma ratio                                                                        1.4x

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